Reliability Incorporated
Exhibit 99.1

RELIABILITY INCORPORATED COMPLETES ACQUISITION OF EZY-LIFT
AND APPOINTS NEW CORPORATE OFFICERS

HOUSTON, TEXAS, August 12, 2003 - Reliability Incorporated (Nasdaq symbol REAL) today announced that it has completed the acquisition of the intellectual property rights and related assets of the EZY-Lift product line from the inventor and Futura International, Inc. of Houston, Texas. EZY-Lift is an automotive aftermarket product that consists of a "U" shaped hydraulic lift device that fits compactly in the bed of a pickup truck and allows an individual to safely and easily load up to 1000 pounds into the truck.

The product line will be marketed under the name EZY-Load. The initial product rollout will be in the Houston market and will occur in about four weeks. The introductory price will be $3,850 installed. The product can be viewed at www.ezylift.com.

The purchase price consisted of $800,000 of cash spread over two years, the assumption of $59,000 in liabilities, an option to purchase 100,000 shares of Reliability's common stock at a price of $1.50, and a royalty, based on future sales of the product. The cash payments and royalty payments become payable if the Company elects to continue producing the product.

The addition of the EZY-Load product line provides diversification to Reliability's current product mix, and reduces our reliance on the semiconductor, semiconductor equipment, computer and telecom markets. Despite the significant differences in the nature of this new product and the markets served by the Company's traditional operations, similarities in the key areas of procurement, manufacturing, electro-mechanical engineering and assembly should enable the Company to quickly launch this new product with minimal additions to our existing experienced staff.

Revenues for EZY-Load are forecast to be low in the third and fourth quarters of 2003, as the Company launches the product and gains initial market acceptance. As a result, the impact on earnings of this new product is forecast to be dilutive by approximately $.05 per share in the third and fourth quarters of 2003, and then becoming accretive in 2004.

EXECUTIVE APPOINTMENTS

The Company is also pleased to announce its board of directors has elected James M. (Jay) Harwell to the position of Executive Vice President and Chief Operating Officer, and Carl V. Schmidt to the position of Vice President and Chief Financial Officer. Mr. Harwell had previously held the position of Executive Vice President and Acting Chief Financial Officer. During his 24 years of service with Reliability he has served as Vice President of Operations, Vice President of Site Services, Division Manager of automation equipment, and Managing Director of both the English and Irish operations. Mr. Schmidt had previously held the position of Director of Accounting and Finance. He has worked at several different corporations in the Houston area after spending over 14 years with Ernst & Young in the audit group.

Larry Edwards, President and CEO commented, "The Company is very fortunate to have two capable executives like Mr. Harwell and Mr. Schmidt to step into these important positions. Their experience and character make them ideal candidates for these positions and will allow them to make a larger contribution to the Company's success. In addition to Mr. Harwell's current assignments, he will assume the profit and loss responsibility for the EZY Load product line."

For more information see the Company's web sites, www.relinc.com. and www.ezylift.com

     Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and recently acquired the rights to produce and market an automotive aftermarket product.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services the impact of entering a new line of business (automotive aftermarket), with different marketing strategies and channels and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product. Actual results may materially differ from projections.